UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2023

Heliogen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40209	85-4204953
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 West Union Street

Pasadena, California 91103

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (626) 720-4530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	HLGN	New York Stock Exchange
Warrants, each whole warrant exercisable for shares of Common stock at an exercise price of $11.50 per share	HLGN.W	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On April 16, 2023, the Board of Directors (the “Board”) of Heliogen, Inc. (“Heliogen” or the “Company”), a Delaware corporation, declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) to the stockholders of record as of the close of business on April 28, 2023, and adopted a limited duration stockholder rights plan, effective immediately, as set forth in the Rights Agreement, dated as of April 16, 2023 (the “Rights Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as rights agent. The Rights will expire on April 17, 2024 (“Final Expiration Date”) unless the rights are earlier redeemed or exchanged by the Company.

In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group that acquires beneficial ownership of 12.5% (20% in the case of certain passive institutional investors) or more of the outstanding shares of Company Common Stock without the approval of the Board. The Board adopted the Rights Agreement in response to the previously disclosed unsolicited, non-binding proposal to acquire the Company made by Continuum Renewables, Inc. (“CRI”), which is controlled by entities that directly or indirectly own approximately 26% of the Company’s outstanding shares. The Rights Agreement is intended to enable all stockholders to realize the full value of their investment in the Company and afford the Board adequate time to consider CRI’s non-binding proposal. The Rights Agreement will reduce the likelihood that any entity, person or group gains control of Heliogen through open market accumulation without paying all stockholders an appropriate control premium or without providing the Board sufficient time to make informed judgments and take actions that are in the best interests of all stockholders. The Rights Agreement does not prevent the Board from engaging with parties or accepting an acquisition proposal if the Board believes that it is in the best interests of Heliogen and all of its stockholders.

The Rights Agreement is similar to other plans adopted by publicly held companies in comparable circumstances.

A summary of the terms of the Rights Agreement follows:

The Rights. The Rights will not be exercisable and will trade with shares of the Company Common Stock until the earlier to occur of (a) the tenth day (or such later date as may be determined by the Board) after a person or group acquires beneficial ownership of 12.5% or more of Company Common Stock (20% in the case of a passive institutional investor) or (b) the tenth business day (or such later date as may be determined by the Board) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 12.5% or more of Company Common Stock (20% in the case of a passive institutional investor) (in each case of (a) and (b), such person or group, an “Acquiring Person”); provided, however, the term “Acquiring Person” is subject to certain customary exceptions whereby certain stockholders that would have otherwise been an Acquiring Person are excluded from the definition of “Acquiring Person”. Any stockholders with beneficial ownership of Company Common Stock above the applicable threshold as of the time of this announcement are grandfathered at their current ownership levels but are not permitted to increase their ownership without triggering the Rights.  Prior to exercise, the Right does not give its holder any dividend, voting or liquidation rights.

The date when the Rights separate from Company Common Stock and become exercisable is referred to herein as the “Distribution Date”. Until that date, Company Common Stock certificates or, in the case of uncertificated shares, notations in the book-entry account system, will evidence the Rights, and any transfer of shares of Company Common Stock will constitute a transfer of Rights. After the Distribution Date, the Rights will be evidenced by separate book-entry credits or by Rights certificates that the Company will mail to all eligible, certificated holders of Company Common Stock. Any Rights held by an Acquiring Person are null and void and may not be exercised.

Exercise Price. After the Distribution Date, each Right will entitle the holder to purchase for $3.50 (the “Exercise Price”), one-thousandth (1/1000th) of a share of the Company’s Preferred Stock (“Company Preferred Share”) with economic terms similar to that of one share of Company Common Stock.

Beneficial Ownership. Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of underlying shares of Company Common Stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended — are treated as beneficial ownership of the number of shares of Company Common Stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of Company Common Stock are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership. In addition, shares held by affiliates and associates of an Acquiring Person, including shares that are subject of, or the reference securities for, or that underline, any derivative position of such persons, will be deemed to be beneficially owned by the Acquiring Person. In addition, any securities beneficially owned by a third party with whom the Acquiring Person has any agreement, arrangement or understanding (whether or not in writing) (i) for the purpose of acquiring, holding or voting securities of the Company or (ii) to cooperate in obtaining, changing or influencing control of the Company, will be deemed to be beneficially owned by the Acquiring Person.

Consequences of a Person or Group Becoming an Acquiring Person.

●	Flip-In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person or its affiliates may, for the Exercise Price, purchase shares of Company Common Stock with a market value of twice the Exercise Price.

●	Exchange. In lieu of “flip-in” feature described above, the Board may, at its option at any time after a person or group becomes an Acquiring Person, exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates), in whole or in part, for shares of Company Common Stock at an exchange ratio of one share of Company Common Stock per Right (subject to adjustment).

●	Flip-Over. If the Company is later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person or its affiliates may purchase, for the Exercise Price, a number of shares of common stock of the person engaging in the transaction having a market value of twice the Exercise Price.

Company Preferred Share Provisions.

Each one-thousandth of a Company Preferred Share, if issued:

●	will not be redeemable;

●	will entitle the holder to a minimum preferential quarterly dividend payment of $0.0001 per share;

●	will entitle the holder upon liquidation either to receive $1.00 per share, or an amount equal to the payment made on one share of Company Common Stock, whichever is greater;

●	will have the same voting power as one share of Company Common Stock; and

●	if shares of Company Common Stock are exchanged via merger, consolidation, or a similar transaction, will entitle the holder to a per share payment equal to the payment made on one share of Company Common Stock.

The value of one-thousandth interest in a Company Preferred Share is intended to approximate the value of one share of Company Common Stock.

Expiration. The Rights will expire on the Final Expiration Date.

Redemption. The Board may redeem the Rights for $0.0001 per Right at any time prior to the earlier of (A) such time as any person or group becomes an Acquiring Person or (B) the close of business on the Final Expiration Date. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.0001 per Right. The redemption price will be adjusted if the Company effects a stock split or stock dividend of Company Common Stock.

Anti-Dilution Provisions. Rights will have the benefit of certain customary anti-dilution provisions.

Amendments. The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, the Board may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

Miscellaneous. The Rights Agreement does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future Board to redeem the Rights.

The summary of the Rights Agreement set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the Rights Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K, and incorporated by reference into this Item 1.01.

Item 3.03 Material Modification to Rights of Security Holders.

Item 1.01 above is incorporated herein by reference.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the adoption of the Rights Agreement referenced in Item 1.01 above, the Board approved the Certificate of Designations establishing the Company Preferred Shares and the rights, preferences and privileges thereof. The Certificate of Designations was filed with the Secretary of State of the State of Delaware on April 17, 2023. The Certificate of Designations is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The information set forth under Item 1.01 above is incorporated herein by reference.

Item 8.01 Other Events.

On April 17, 2023, the Company announced the declaration of the dividend of Rights and issued a press release relating to such event, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of Heliogen, Inc.
4.1*	Rights Agreement, dated April 16, 2023 between Heliogen, Inc. and Continental Stock Transfer & Trust Company, as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.
99.1	Press Release, dated April 17, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Heliogen will furnish supplementally a copy of any omitted exhibit to the SEC upon request. Heliogen may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibits so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Heliogen, Inc.

Date:	April 17, 2023	By:	/s/ Christiana Obiaya
Christiana Obiaya
Chief Executive Officer